Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

      DALLAS, Texas, March 21, 2005 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.085860 per unit, payable on April 14, 2005, to unit holders of record on March 31, 2005.

      This month’s distribution decreased from the previous month due primarily to a combination of slightly lower gas prices, lower oil and gas production in both the Waddell Ranch and Texas Royalty Properties, and increased capital costs. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

      Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 65,173 bbls and 279,118 mcf. The average price for oil was $42.22 per bbl and for gas was $5.59 per mcf. This would primarily reflect production for the month of January. Capital expenditures were approximately $422,000. The numbers provided reflect what was net to the Trust.

      For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at
http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877.228.5085